UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Brookdale Senior Living Inc.
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On September 20, 2019, Brookdale Senior Living Inc. issued the press release below.

* * * * *

Brookdale Senior Living Issues Statement Regarding Land & Buildings Letter to Stockholders

Notes Omission of Previously Recommended OpCo/PropCo Financial Engineering Plan

NASHVILLE, Tenn., Sept. 20, 2019 - Brookdale Senior Living Inc. (NYSE: BKD) (“Brookdale” or the “Company”) today issued the following statement in response to the letter to Brookdale stockholders published on September 19, 2019 by Land & Buildings:

Brookdale is surprised that Land & Buildings attempts to suddenly distance its nominee from the OpCo/PropCo financial engineering plan that Land & Buildings had consistently publicly advocated for since 2018. In its previous public communications, Land & Buildings had explicitly linked its nominee, James (“Jay”) F. Flaherty III, with its risky OpCo/PropCo financial engineering plan.

Land & Buildings’ prior letters to Brookdale stockholders on July 16, 2019, July 30, 2019 and August 13, 2019, made it very clear to both the Company and its stockholders that Jay Flaherty, Land & Buildings’ real estate executive nominee, was being put forward for the Board to advance the execution of Land & Buildings’ real estate-focused proposals, including to separate Brookdale’s real estate from its operations.

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In Mr. Litt’s letter, dated July 16, 2019, he stated that “In addition to the appointment of Messrs. Flaherty and Litt to the Board, Land & Buildings believes Brookdale's Investment Committee should be tasked with evaluating all strategies to maximize the value of the Company's real estate, including outright asset sales as well as separating the real estate from the management company into two separate public companies.” Mr. Litt then went on to state that the Investment Committee should “include Land & Buildings’ two nominees.”

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In Mr. Litt’s letter, dated August 13, 2019, he provided the findings of a Land & Buildings commissioned report by Green Street Advisors on an OpCo/PropCo transaction at Brookdale. Brookdale has since noted that the Green Street Advisors analysis contained numerous flaws and errors in judgment.

As announced earlier this year and more recently, the Brookdale Board of Directors (the “Board”) and the three-member Investment Committee of the Board, in consultation with nationally recognized outside advisors (including advisors recommended by Land & Buildings), have carefully considered a range of potential sales or spin-offs of all or a substantial portion of the Company’s real estate assets and have each unanimously determined that undertaking an OpCo/PropCo transaction would be unlikely to generate additional value for Brookdale’s stockholders, as compared to the Company’s ongoing execution of its strategic plan. Brookdale determined at that time that a separation would result in an operating company with uncertain viability and a single-operator PropCo REIT that is unlikely to trade well in the market, due to key structural deficiencies. Moreover, the Investment Committee includes two independent directors appointed to the Board as a result of stockholder recommendations, including Marcus Bromley, appointed to the Board in July 2017, at the recommendation of Land & Buildings as a candidate with substantial real estate experience.

Brookdale has made numerous attempts to engage with Land & Buildings and to avoid Land & Buildings’ unnecessary proxy contest. Since concluding our strategic review in early 2018 and committing to the execution of our comprehensive operational turnaround, members of the Company’s Board and management team have held more than 30 telephonic, in-person or video meetings with Land & Buildings.
Today, our Board profile demonstrates our commitment to refreshment, diversity, gender parity and broader governance best practices:

•	Seven of eight directors are independent.

•	Four of eight directors on the Board are female.

•	Two of eight directors were added to the Board at the recommendation of stockholders.

•	Four of eight directors have been newly appointed since July 2017, three of whom are independent.

•	Following the 2019 Annual Meeting, the Board's average tenure will be less than three years, which is well below relevant benchmarks.

Furthermore, as part of Brookdale's commitment to improving corporate governance in connection with our comprehensive organizational turnaround, we have proposed amendments to our Certificate of Incorporation and Bylaws, which include:

•	Declassifying the Board by the 2021 Annual Meeting;

•	Accelerating annual elections of Class II directors standing for election at the 2019 Annual Meeting;

•	Eliminating the supermajority vote requirement for stockholders to be able to remove directors;

•	Instituting proxy access; and

•	Implementing a majority voting standard in uncontested elections.

We are committed to continually improving our performance and corporate governance, and working to drive sustained stockholder value.

The Brookdale Board of Directors unanimously recommends that stockholders vote on the WHITE proxy card "FOR" both of Brookdale's new, independent and highly qualified Class II director nominees, Victoria Freed and Guy Sansone. Stockholders should simply discard and NOT vote using any blue proxy card you may receive from Land & Buildings.

If you have any questions, or need assistance in voting
your shares on the WHITE proxy card,
please call the firm assisting Brookdale with the solicitation of proxies:

INNISFREE M&A INCORPORATED
TOLL-FREE at +1 (877) 825-8621 (From the U.S. or Canada)
Or at +1 (412) 232-3651 (From Other Locations)

About Brookdale

Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States. The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built, and operated to provide the highest-quality service, care, and living accommodations for residents. Brookdale operates and manages independent living, assisted living, memory care, and continuing care retirement communities, with 809 communities in 45 states and the ability to serve approximately 77,000 residents as of June 30, 2019. The Company also offers a range of home health, hospice, and outpatient therapy services to over 20,000 patients as of that date. The Company also offers a range of home health, hospice and outpatient therapy services.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this letter may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to the creation of stockholder value, the execution on our strategic objectives and our expectations regarding the senior living industry and senior housing competition. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “could,” “would,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “project,” “predict,” “continue,” “plan,” “target” or other similar words or expressions. These forward-looking statements are based on certain assumptions and expectations, and our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, events which adversely affect the ability of seniors to afford resident fees and entrance fees, including downturns in the economy, national or local housing markets, consumer confidence or the equity markets and unemployment among family members; changes in reimbursement rates, methods or timing under governmental reimbursement programs including the Medicare and Medicaid programs; the impact of ongoing healthcare reform efforts; the effects of continued new senior housing construction and development, oversupply and increased competition; disruptions in the financial markets that affect the Company’s ability to obtain financing or extend or refinance debt as it matures and the Company’s financing costs; the risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, interest rates and tax rates; the Company’s ability to generate sufficient cash flow to cover required interest and long-term lease payments and to fund its planned capital projects; the effect of the Company’s indebtedness and long-term leases on its liquidity; the effect of the Company’s non-compliance with any of its debt or lease agreements (including the financial covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company’s non-compliance with any such agreements and the risk of loss of the Company’s property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the effect of the Company’s borrowing base calculations and the Company’s consolidated fixed charge coverage ratio on availability under its revolving credit facility; increased competition for or a shortage of personnel, wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; failure to maintain the security and functionality of the Company’s information systems or to prevent a cybersecurity attack or breach; the Company’s ability to complete pending or expected disposition or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company’s ability to identify and pursue any such opportunities in the future; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to complete its capital expenditures in accordance with its plans; the Company’s ability to identify and pursue development, investment and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; delays in obtaining regulatory approvals; risks associated with the lifecare benefits offered to residents of certain of the Company’s entrance fee CCRCs; terminations, early or otherwise, or non-renewal of management agreements; conditions of housing markets, regulatory changes and acts of nature in geographic areas where the Company is concentrated; terminations of the Company’s resident agreements and vacancies in the living spaces it leases; departures of key officers and potential disruption caused by changes in management; risks related to the implementation of the Company’s strategy, including initiatives undertaken to execute on its strategic priorities and their effect on the Company’s results; actions of activist stockholders, including a proxy contest; market conditions and capital allocation decisions that may influence the Company’s determination from time to time whether to purchase any shares under its existing share repurchase program and the Company’s ability to fund any repurchases; the Company’s ability to maintain consistent quality control; a decrease in the overall demand for senior housing; environmental contamination at any of the Company’s communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company; the cost and difficulty of complying with increasing and evolving regulation; costs to respond to, and adverse determinations resulting from, government reviews, audits and investigations; unanticipated costs to comply with legislative or regulatory developments; as well as other risks detailed from time to time in our filings with the SEC, including those contained in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this letter. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contacts
Brookdale Senior Living Inc.
Investor Relations:     (615) 505-1968                Media: (615) 564-8225
Kathy MacDonald     kathy.macdonald@brookdale.com    Julie K. Davis jkdavis@brookdale.com